Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Ra Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$79,679,384.64	(1)	0.0000927		$7,386.28	(2)
Fees Previously Paid	$0				$0
Total Transaction Valuation	$79,679,384.64
Total Fees Due for Filing				$
Total Fees Previously Paid					$0
Total Fee Offsets					$0
Net Fee Due				$

(1)

Based on an assumed 497,996,154 shares of common stock of Ra Medical Systems, Inc. (“Ra Medical”) to be issued pursuant to the Agreement and Plan of Merger, dated as of September 9, 2022 (the “Merger Agreement”), by and among Ra Medical, Rapid Merger Sub 1, Inc., Rapid Merger Sub 2, LLC and Catheter Precision Inc. (“Catheter”), assuming an exchange ratio determined based on assumptions discussed in this proxy statement, including the assumption that the current Catheter stockholders, the Catheter Notes holders (as described in this proxy statement) and Catheter Option holders (as described in this proxy statement) will own approximately 79.37% of the combined company, on a fully-diluted basis, and that Ra Medical stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) will own approximately 20.63% of the combined company, on a fully-diluted basis, in each case following the consummation of the transactions contemplated by the Merger Agreement and prior to giving effect to any reverse stock split.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based upon multiplying (i) 497,996,154 shares of Ra Medical common stock that are assumed being issued pursuant to the Merger Agreement and (ii) $0.16, which is the average of high and low trading prices as reported on the NYSE American within five business days prior to September 19, 2022. The filing fee was determined by multiplying $0.0000927 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.